Exhibit 99.1

DISH Network Reports Second Quarter 2014 Financial Results

ENGLEWOOD, Colo., Aug. 6, 2014 — DISH Network Corp. (NASDAQ: DISH) today reported revenue totaling $3.69 billion for the quarter ending June 30, 2014, compared to $3.49 billion for the corresponding period in 2013. Subscriber-related revenue increased 5.6 percent to $3.65 billion from $3.45 billion in the year-ago period.

Net income attributable to DISH Network totaled $213 million for the second quarter 2014, compared to a loss of $11 million from the year-ago quarter.

DISH activated approximately 656,000 gross new pay-TV subscribers in the second quarter 2014, compared to approximately 624,000 gross new pay-TV subscribers in the prior year’s second quarter. Net pay-TV subscribers declined approximately 44,000 in the second quarter. The company closed the second quarter with 14.053 million pay-TV subscribers, compared to 14.014 million pay-TV subscribers at the end of second quarter 2013.

Pay-TV ARPU for the second quarter totaled $84.15, an improvement over the second quarter 2013 pay-TV ARPU of $80.81. Pay-TV subscriber churn rate was 1.66 percent versus 1.67 percent for second quarter 2013.

DISH added approximately 36,000 net broadband subscribers in the second quarter, bringing its broadband subscriber base to approximately 525,000.

Year-to-Date Review

DISH Network’s first-half 2014 revenue of $7.28 billion increased 6.1 percent, compared to $6.86 billion in revenue from the same period last year. In the first six months of 2014, net income attributable to DISH Network totaled $389 million, compared with $205 million during the same period last year. Diluted earnings per share were $0.84 for the first six months of 2014, compared with $0.45 during the same period in 2013.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended June 30, 2014, filed today with the Securities and Exchange Commission.

DISH Network will host its second quarter 2014 financial results conference call today at noon Eastern time. The dial-in numbers are (800) 616-6729 (U.S.) and (763) 488-9145, conference ID number 78894146. A replay of the call will be available today at 4 p.m. EDT at [http://dish.client.shareholder.com/events.cfm].

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiaries, provides approximately 14.053 million pay-TV subscribers, as of June 30, 2014, with the highest quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

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